EXHIBIT 10.1

Valuation of the
Forest and Land Use Right for
Yew Bio-Pharm Group, Inc.
As of October 28, 2013

355 South Grand Avenue
Suite 1750
Los Angeles, CA 90071

213.612.8000
fax 213.612.8010

SUMMARY APPRAISAL REPORT

November 25, 2013	11-11-23226

Zhiguo Wang
Yew Bio-Pharm Group, Inc.
294 Powerbilt Avenue,
Las Vegas, NV 89148

Dear Mr. Wang:

In accordance with your authorization, Marshall & Stevens Incorporated (“Marshall & Stevens”, “M&S” or “we”) provided our opinion of value of a land use contract, including the assets situated on the land that are the subject of the contract relative to the current use of the land, (the “Contract” or the “Forest and Land Use Right”) with respect to an approximately 171 hectare (422.549 acre) property located in China (the “Property”). The purpose of this valuation is to assist Yew Bio-Pharm Group, Inc. (the “Company” or “Client”) in connection with a possible acquisition of such Contract. The Property is commonly known as the Wuchang Erhexiang Pingfangdian Forestry Centre, and is located in Harbin City, Heilongjiang Province, China, 150204. It is our understanding that the Contract grants the holder the right to grow and harvest timber on Property and that the Contract expires on November 7, 2051.The date of our valuation is October 28, 2013 (the “Valuation Date”).

It is our understanding that we will not be inspecting the Property or determining the bona fides, enforceability, or transferability of the Contract (or any of the rights thereunder), and that we may rely on the Client’s transaction of the Contract. Our engagement does not include the giving of any legal, accounting, brokerage, engineering, agricultural, or environmental advice. This Summary Appraisal Report may be invalid if used for any other purpose.

Chicago	Los Angeles	New York	Philadelphia	St. Louis	Tampa

www.marshall-stevens.com

November 25, 2013

The applicable standard of value for this appraisal is Fair Market Value, which is defined as:

The amount at which an asset would exchange hands between a willing buyer and a willing seller, each having a reasonable knowledge of all pertinent facts, neither being under compulsion to buy or sell and with equity to both.”1

Reviewed Materials
In the course of our valuation analysis, we relied upon financial and other information obtained from the Company and from various public, financial, and industry sources. As part of this engagement, we did not independently investigate or otherwise verify the data provided, or those obtained from publicly available sources. Thus, we do not express an opinion or other form of assurance regarding its accuracy or completeness. Although we applied principles and procedures that, in our view, appear appropriate, no assurance can be given that the Fair Market Value of the Contract or any other underlying assumptions will not be subject to review or challenge by regulatory authorities or that the conclusions reached would be achieved in a purchase or sale transaction.

The materials M&S reviewed included, but were not limited to, the following:

●	Description of the trees species on the Property as of the Valuation Date;

●	Original purchase receipt of the Contract from 2001 to 2006;

●	Operation plan as well as the estimated financial performance of the Property from 2014 to 2019;

●	Certificate of the Forest and Land Use Right issued by the State Forestry Administration of the People's Republic of China on September 3, 2004;

●	Site map and sample pictures of the Property;

●	Table of the timber sales price issued by local forest bureau in 2013;

●	Discussions concerning the history, current state, and future operations of the Company with the Company’s management (the “Management”);

●	Discussions with Management to obtain an explanation and clarification of data provided; and

●	Analysis of other facts and data considered pertinent to this valuation to arrive at an estimation of the Fair Market Value of the Contract.

1 IRS Revenue Ruling 59-60.

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November 25, 2013

Business Description2
Yew Bio-Pharm Group, Inc., through its subsidiaries, engages in growing and selling yew trees in the People’s Republic of China. The Company is involved in the cultivation and sale of yew seedlings and trees to state-owned enterprises and private businesses for reforestation in Heilongjiang and Jilin Provinces; and potted yew trees to retail customers. It also provides yew raw materials, including branches and leaves of yew trees for medicinal application in the pharmaceutical industry; and furniture and handicrafts that are made from yew timber. The Company sells its products through a network of distributors, as well as operates a retail store for the sale of potted yew trees, handicrafts, and furniture in Harbin. Yew Bio-Pharm Group, Inc. is based in Las Vegas, Nevada.

Forest and Land Description3
The current standing forest on the Property are light hard wood mixed forest composed of leaf wood and hard wood mixed forest with Oak, Ehretia, Poplar, and Elm. The forest is sprinkled with young, mid-aged, and mature trees which cannot be divided individually based on the age group. In the mature stands, there are approximately 130,000 trees with age range of 28 to 63 years old, average diameter at 22 centimeters, and average height of 16 meters. The growing stock of the mature stands is approximately 23,480 cubic meters with canopy cover of 0.8. The inclination of the forest is about 15 degrees, and the main ground cover consists of unevenly distributed Eriophorum and Carex at 30.0 percentage coverage with average height of 2.5 meters. The dominant underwoods, which are mainly composed of 180,000 younger trees, unevenly covering 20.0 percent of the forest. A horizon is about 18 centimeters to 20 centimeters with typical dark brown soil. These standing forests are in their mature stage.

The Company plans to replant the trees as scheduled, adjust density and promote the growth of the young trees accordingly. We will mainly plant taxus chinensis of five years old or above based on the condition of the harvest cutting.

2 Capital IQ.
3 Provided by Management.

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November 25, 2013

Appraisal Procedures
No single valuation method is universally applicable. The purpose of the valuation, the property to be valued, the effective valuation date, the availability of and access to information, the relevant ownership characteristics, and the specific attributes of the subject company dictate the appropriate value standards and methodologies to be used. Further, because the market for businesses varies widely, several valuation techniques are often used to find a range of likely values.

According to the Forest Resource Valuation Guideline issued in 1996 by the Bureau of Forestry (the “Guideline”), it is a recommended practice when appraising real property to consider the following three main approaches:

●	The Market Approach - Comparable Sales Method (i.e. referencing the results of market transactions of other properties similar to the subject property).

●	The Costs Approach (i.e. acknowledging what it would cost to recreate the asset in its current condition).

●	The Income Approach (i.e. assessing the present value of the anticipated future net earnings stream).

The assessment of the forest investments generally suggests the examination of all the approaches and relies on the appraiser’s professional judgment to assess what weighting should be applied to the results from the respective methods.

●
The Market Approach - Comparable Sales Method will refer to the results of recent market transactions of other properties similar to the subject property. It is usually applied to the forest assets that can be traded or exchanged in the market.

●
The Cost Approach may be applied to value the property for the purpose of assessing the investment opportunity of repurchase or redevelopment. In order to recognize the forest owner’s entitlement to a return on investment, a compounding approach may be applied, requiring the selection of a suitable compounding rate. Compounding is the inverse of discounting and there is a need to select an appropriate rate.

●
The Income Approach employs a conventional discounted cash flows approach. It is usually employed to value the commercial forest that is expected to generate stable cash flows from trees planted for fruits, oils, and other industrial raw materials other than for building materials.

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November 25, 2013

Since the main use of the forest assets on the Property is to supply the building materials and Chinese herb medicine raw materials and it has not been harvested yet since its original purchase in 2001, we utilized the Market Approach and Cost Approach to conduct the valuation.

Market Approach - Comparable Sales Method
In principle, the most satisfactory basis for valuing the forest and land use right is to turn to the evidence provided by comparable sales transactions. In researching financial and other information acquired through published sources, three comparable sales transactions were identified from China Forestry Exchange as of the Valuation Date. Below is the brief description of each transaction:

RMB in Thousands
Comparable Transaction Description	Comparable Use Right I	Comparable Use Right II	Comparable Use Right III
Transaction Date/ Listing Date	4/27/2013	4/27/2013	9/27/2013
Land Location	Heilongjiang Province Yichun City	Heilongjiang Province Yichun City	Jilin Province Tonghua City Huinan
	Wumahe District Forestry	Shuangfeng District	District
Forest Use Term	43	43	45
Use Term End Date	11/15/2056	9/28/2056	2058
Land Type	Forest Land	Forest Land	Forest Land
Tree Type	Business Timber Forest	Business Timber Forest	Business Timber Forest
	2落2云2黑2柞1榆1白	2水2杨1枫1椴1榆1色1黄1胡	落叶松,樟子松,红松,云杉,柞树,桦树,水曲柳
Average Selling Price of each composition of species for building materials	987.5	894	968
Age Group	Around 20 Years	Around 30 Years	Around 25 Years
	Youth	Middle-Age	Middle-Age to Youth
Average Height (meter)	13	16	15
Average Diameter at Breast Height (cm)	13	18	17
Area Size (hectare)	192.6	112.9	73.3
Forest Stock Volume (cubic meter)	10,303	11,353	N/A
Sales Price (in RMB)	RMB 7,350	RMB 9,080	RMB 5,000

In comparing transaction results it is necessary to consider which attributes influence the value of the forest and land use right. Important factors may include:

●      Remaining life of the forest and land use right
●      Forest maturity
●      Location
●      Species composition
●      Area size
●      Forest stock volume

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November 25, 2013

Each of these factors may have a significant effect on the value of the forest and land use right. Other features may also be influential. These include the standard of road infrastructure in the forest, the risks arising from climatic factors and pathogenic agents, etc. When comparing forest and land use right and the prices paid for them, it is also necessary to consider the time at which an example sale took place. All the three identified transactions occurred in 2013 which is close to the Valuation Date.

Given the range of factors affecting the value of the forest and land use right, it is unlikely that forests can be found that are closely similar to the Contract to be valued. Achieving a forest-to-forest match is extremely unlikely, as it would require finding forests alike in all respects. Therefore, we made the adjustment to each key factor to transform their comparable transaction prices to reflect the Property’s characteristics including the additional profit that can be generated from the sales of the Chinese herbal medicines raw materials. Below is the table for the adjustment of all key factors:

Adjustment Factors	Comparable Use Right I	Comparable Use Right II	Comparable Use Right III

Forest Use Term	0.9x	0.9x	0.8x

Average Selling Price of each composition of species for building materials (1)	1.0x	1.1x	1.0x

Age Group (2)	2.0x	1.3x	1.6x

Area Size (hectare)	0.9x	1.5x	2.3x

Forest Stock Volume (cubic meter)	2.3x	2.1x	2.0x

Chinese Herbal Medicines Adjustment Factor (3)	1.5x	1.5x	1.5x

Total Adjusted Factor	5.4x	6.2x	9.8x

Adjusted Sales Price	RMB 39,926	RMB 56,232	RMB 48,843

Notes:
(1) The average sales price of all species for building materials based on the price chart provided by Management.
(2) The mature trees can be merchandized sooner than the younger trees. In order to quantify the time value of interest and mantainance cost saved during the additional growth period, we compute the adjustment factor based on the various ages on each group.
(3) Based on the profit that can be made from the sales of the Chinese Herbal Medicines materials per unit in addition to the profit of building materials.

By averaging the adjusted sales price of the three comparable transactions, the concluded Fair Market Value of the Contract is RMB 48.3 million as of the Valuation Date (Exhibit 3).

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November 25, 2013

Cost Approach
The Cost Approach considers the costs involved in acquiring or establishing and maintaining the forest and accumulates these with the compound interest from the inception of the investment to the current point in time. The forest and land use right’s value is therefore the price that forest owners would have to receive if they were to obtain a satisfactory rate of return on their investment to date. The compounding rate or expected rate of return is computed as below:

Compounding Rate (Expected Rate of Return)
The inflation-corrected compounding rate also considers the additional premium that the investor will ask for to invest in the Company. Per Guideline, the compounding rate should consider the base risk-free rate for the compensation of inflation risk as well as the specific investment risks associated with the subject property.

Base on the five-year and over interest rate published by Bank of China as of the Valuation Date, the based risk-free rate of 6.6 percent was selected. In addition, a 1.0 percent industry risk premium was added to reflect the additional return that the investor would like to ask for to undertake the industry-specific risks such as natural disasters, fire risk, pest risk, etc. At last, a 2.0 percent company-specific risk was incorporated into the expected rate of return to reflect the operation risk associated with the Company.

As indicated in Exhibit 2, the 9.6 percent compounding rate was utilized to grow the historical investment to the Valuation Date. The concluded Fair Market Value of the Contract under the Cost Approach is RMB 46.0 million (Exhibit 4).

Valuation Conclusion
Based on the valuation indications derived from Market Approach and Cost Approach, we weighted them equally to arrive at the concluded value of RMB 47.2 million for the Contract as of the Valuation Date. As the foreign exchange rate between U.S. Dollar and RMB is 6.1 as of the Valuation Date, the concluded value of the Contract is $7.8 million in U.S. Dollars.

The opinion of value expressed in this Summary Appraisal Report is contingent upon the assumptions and limiting conditions contained herein.

A copy of this report and the data from which it was prepared are retained in our files and are available for your inspection on request.

Very truly yours,

/s/ Marshall & Stevens Incorporated
MARSHALL & STEVENS INCORPORATED

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Statement of General Assumptions and Limiting Conditions

Title
No investigation of legal title was made, and we render no opinion as to ownership of the Company or its underlying assets.

Date of Value
The date of value to which the conclusions and opinions expressed in this Summary Appraisal Report apply is October 28, 2013. The dollar amount of any value reported is based on the purchasing power of the RMB and U.S. dollar as of the Valuation Date. The appraiser assumes no responsibility for economic or physical factors occurring subsequent to the date of value that may affect the opinions reported.

Visitation
The Company’s corporate office or the subject Property was not visited in the course of this appraisal assignment; however, conversations were held with Management regarding financial results, operations, and the outlook for the business.

Non-appraisal Expertise
No opinion is intended to be expressed for matters that require legal or specialized expertise, investigation, or knowledge beyond that customarily employed by appraisers.

Fee
The fee paid to Marshall & Stevens Incorporated in connection with the rendering of this Summary Appraisal Report has not been contingent upon the conclusions reached or the substance presented.

Financial Interest
Marshall & Stevens has no financial interest in the Company, or any of its affiliates.

Information and Data
Information supplied by others that was considered in this valuation is from sources believed to be reliable, and no further responsibility is assumed for its accuracy. We reserve the right to make such adjustments to the valuation herein reported as may be required by consideration of additional or more reliable data that may become available.

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Statement of General Assumptions and Limiting Conditions

Confidentiality/Advertising
This Summary Appraisal Report is confidential. Neither all nor any part of the contents of this appraisal shall be copied or disclosed to any party or conveyed to the public orally or in writing through advertising, public relations, news, sales, or in any other manner without the prior written consent and approval of Marshall & Stevens Incorporated.

Litigation Support
Depositions, expert testimony, attendance in court, and all preparations/support for same, arising from this appraisal shall not be required unless arrangements for such services have previously been made.

Management
Our conclusions assume the continuation of prudent management policies over whatever period of time is reasonable and necessary to maintain the character and integrity of the Company.

Purpose
All opinions of fair market value are presented as Marshall & Stevens Incorporated's considered opinion based on the facts and data appearing in the Summary Appraisal Report. This Summary Appraisal Report has been prepared for the sole purpose stated herein and shall not be used for any other purpose.

Unexpected Conditions
We assume there are no hidden or unexpected conditions of the Company or the underlying assets that might adversely affect value. Further, we assume no responsibility for changes in market condition, which may require an adjustment in the appraisal.

Hazardous Substances
Hazardous substances, if present within a business, can introduce an actual or potential liability that may adversely affect the marketability and value of the Company or the underlying assets. In this appraisal, no consideration has been given to such liability or its impact on value.

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HISTORY

The Marshall & Stevens organization was established in 1932. Founded by innovators, we have remained a firm of innovators, pioneering new concepts to provide realistic solutions to unique valuation issues. Since inception, we have grown in size, stature, and reputation.

A national leader in the field of professional appraisal and valuation consulting, Marshall & Stevens’ practice encompasses all types of tangible and intangible property, serving a variety of business, tax, and financial requirements.

Members of the firm have been expert witnesses in a significant number of landmark court decisions regarding valuation issues.

WE SERVE

Marshall & Stevens’ clients include many of the nation’s most distinguished corporations, institutions, and government agencies.

The firm also serves the appraisal and valuation consulting needs of individual entrepreneurs, commerce and industry, health and educational institutions, land developers, taxing authorities, and local, state, and federal governments, as well as foreign industries and governments throughout the world.

The work Marshall & Stevens prepares is regularly reviewed and accepted by national and international corporations, their law, audit, financing and insurance firms, as well as government and regulatory agencies. We are recognized for the quality of our work, independence, and the ability to substantiate our conclusions.

WE COUNSEL

Marshall & Stevens’ consultants work closely with trusted advisors, agencies and enterprises.

ACCOUNTANTS & FINANCIAL CONSULTANTS: Transaction consulting and due diligence, allocation of purchase price, impairment and financial reporting issues, property records and control, return on investments, and values for financing.

ATTORNEYS: Estate planning and reporting, shareholder dispute, issues of fairness and solvency, bankruptcy and restructuring, eminent domain and condemnation proceedings, ad valorem and IRC Sections 482, 861, and 6038A tax problems, as well as other tax-related services and litigation support.

BANKERS & TRUST OFFICERS: Financing valuations estate tax reporting, gift tax deductions, and difficulties evolving from stewardship of property via trust and estate services.

CORPORATE OFFICERS: Transaction consulting and due diligence, fairness and solvency opinions, allocation of purchase price, impairment testing and other financial reporting services, tax reporting valuations, financing, ESOPs, capital asset review and evaluation services, valuation of closely held stock, insurance placement, condemnation, property economics, useful life determination, and cash flow studies involving segregation of IRC Section 1245 property from the capitalized costs of buildings, as well as inbound and outbound transfer pricing analyses under IRC Section 482.

GOVERNMENT AGENCIES: Valuation of property administered by agencies of the government; eminent domain; public highways, urban renewal, public parks, and easements valuations; guidance in disposition of major facilities; and valuation consulting to state and local property assessors.

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INSURANCE AGENTS, BROKERS, ADVISORS, & COMPANIES: Valuation of assets for insurance placement purposes, proper valuation of varying assets for rate-making purposes, and assistance at the time of casualty to prove the amount of loss.

MANAGEMENT CONSULTANTS: Feasibility studies, plant site selection, underwriters’ surveys, analyses in acquisition studies, and areas where property economics become a part of the management consultant’s contracted services.

WE VALUE

BUSINESS ENTERPRISES, PARTIAL INTERESTS, AND EQUITY INVESTMENTS: Large, medium, and small public and private corporations, LLCs and partnerships (whole or fractional); options, futures, and other derivatives; capital stock and ESOPs.

REAL ESTATE AND IMPROVEMENTS: Industrial, commercial, and multifamily properties and developments; hotels, hospitals, schools, and institutional and public property; undeveloped acreage; farmland and ranch lands; large government tracts; land improvements such as paving, railroad sidings, and water, sewerage, and drainage systems; and property rights such as rights-of-way, easements, nonconforming use, water, air access.

INTANGIBLES: Patents, software, intellectual property, PR&D and other technology, contracts, customer lists, licenses, franchises, trademarks, trade names, goodwill, agreements, processes, rights, subscription lists and financial instruments including auction rate securities, derivatives and interest rate swaps.

MACHINERY AND EQUIPMENT: Machinery, equipment, fixtures and furniture, special purpose facilities and processing plants, vehicles, plant piping and wiring, cranes and hoists, conveyors, signs, mobile equipment, patterns, drawings, dies, jigs, and fixtures.

OPINIONS & ADVISORY: Fairness and solvency opinions, transaction advisory and due diligence, litigation support, and corporate finance.

Quality Valuation

Quality Decision Making

Independence & Integrit

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Certification

The undersigned appraiser certifies that for purposes of the valuation of the Contract:

•
The Company’s headquarter or the subject Property was not visited in the course of the appraisal assignment. However, conversations were held with the Company’s management have been accurately described based on factual information received from sources considered to be both responsible and knowledgeable.

•	The appraiser has no present or contemplated future interest in the Company. In addition, he has no personal interest or bias with respect to the parties involved.

•
Data were obtained from sources believed to be reliable, all facts known to the appraiser which have bearing on the values of the property have been considered, and no facts of importance have been intentionally omitted herein.

•
The appraiser’s compensation for this report was in no way contingent upon the value estimates contained in this Summary Appraisal Report, nor was it contingent upon anything other than the delivery of this Summary Appraisal Report.

•
To the best of the appraiser’s knowledge and belief, the reported analyses, opinions, and conclusions were developed and this Summary Appraisal Report has been prepared in conformity with the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics.

•	The statements of fact contained in this Summary Appraisal Report, upon which the analyses, opinions, and conclusions expressed herein are based, are true and accurate.

•
The appraiser has performed no services, as an appraiser or in any other capacity, regarding the property that is the subject of this report within the three-year period immediately preceding acceptance of this assignment.

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Certification

/s/ Cherin L. Mooradian
Cherin L. Mooradian, MAI, ASA Director

/s/ Wei Zhao
Wei Zhao, CFA Manager

/s/ Luchanna Hall
Luchanna Hall Director

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Certification

Cherin L. Mooradian, MAI, ASA

Present Position
Cherin L. Mooradian is a Director in the Los Angeles Real Estate Valuation and Consulting practice of Marshall & Stevens Incorporated. Ms. Mooradian provides financial reporting to domestic and foreign publicly and privately-held organizations.

Experience
Ms. Mooradian is a specialist related to a great variety of real estate valuation opinions and uses including: highest and best use, fair value for financial reporting (purchase price allocation and impairment), personal and corporate tax planning and reporting, litigation support/expert witness, consulting, management, operational performance, financing, internal and external audit, reviews and brokerage experience which provides guidance to clients related to the maximization of portfolio ownership, usage, acquisition and disposition.

Employment
Ms. Mooradian began her association with Marshall & Stevens in 1997 as a member of the Real Estate Service practice starting in the Philadelphia office and later moving to lead the Los Angeles office Real Estate practice. In 2007, Cherin departed and has since been a Director with the Valuation practice with Duff & Phelps and most recently a Director with the Economic Valuation Services within the Tax Services practice with KPMG LLP. Cherin recently rejoined Marshall & Stevens as a Director in the Los Angeles office.

Education
Ms. Mooradian holds a Bachelor of Science Degree in Business from Drexel University in Philadelphia, Pennsylvania. She has attended numerous educational seminars in valuation, theory and practice.

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Certification

Wei Zhao, CFA

Present Position
Wei Zhao is a Manager in the Los Angeles Financial Valuation and Consulting practice of Marshall & Stevens Incorporated. Mr. Zhao provides financial analyses to domestic and foreign publicly and privately-held organizations with an emphasis on the valuation of complex securities.

Experience
Mr. Zhao’s experience included the development of fairness opinions and the valuation of business enterprises, partial interests, equity and debt instruments and intangible assets for the purposes of financial and tax reporting, ESOP ERISA compliance, mergers, acquisitions, divestitures and financings.

Mr. Zhao specializes in the area of fixed income and derivative valuations which require the utilization and/or development of complex models such as Monte Carlo Simulation and Binomial and Trinomial Lattices for the valuation of the complicated financial derivatives and instruments such as Auction Rate Securities, Interest Rate SWAPs, Options, Warrants and Convertible Notes.

Mr. Zhao’s experience valuing intangible assets includes: contracts, covenants not to compete, intellectual property, personal and enterprise goodwill. Industries served include: apparel, automotive, construction, energy, entertainment, healthcare, hospitality and gaming, insurance, manufacturing, real estate investment, service and technology companies.

Employment
Prior joining Marshall & Stevens, Mr. Zhao was an analyst at Common Fund, a fund of funds with more than $40 billion asset under management, covering the portfolio investment strategies, fund performance measurement, and client relationship areas.

Education and Professional Affiliations
Mr. Zhao holds a Bachelor of Science in Finance from Nanjing University, China and obtained his Masters in Mathematical Finance from the University of Southern California where he received the Excellent Academic Performance Award based on his first ranking in the class.

Mr. Zhao is a Chartered Financial Analyst (CFA charter holder).

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Certification

Luchanna Hall

Present Position
Luchanna M. Hall is a Director in the Los Angeles Financial Valuation and Consulting practice of Marshall & Stevens Incorporated. Ms. Hall provides financial analyses to domestic and foreign publicly and privately-held organizations.

Experience
Ms. Hall’s experience included the management of complex multidisciplinary assignments, development of fairness and solvency opinions and the valuation of business enterprises, partial interests, equity and debt instruments and intangible assets for the purposes of financial and tax reporting, ESOP ERISA compliance, mergers, acquisitions, divestitures and financings.

Ms. Hall’s experience valuing intangible assets includes: contracts, covenants not to compete, intellectual property, personal and enterprise goodwill. Industries served include: apparel, automotive, construction, energy, entertainment, healthcare, hospitality and gaming, insurance, manufacturing, real estate investment, service and technology companies.

Employment
Before joining Marshall & Stevens, Ms. Hall was an Associate for Mergers and Acquisitions, Restructuring and Litigation Support Services for BMC Group in El Segundo, CA. Prior to BMC Group, she was a Senior Associate for Platinum Equity, a private equity firm in Beverly Hills, CA, where she provided financial analysis on both buy side and sell side mergers and acquisitions with a technology and healthcare focus. She also managed strategic development projects for over 15 portfolio companies with revenues of over $4 Billion.

Education
Ms. Hall holds a Bachelor of Arts Degree in Political Science from University of Southern California.

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ADDENDA

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Exhibit 1
Yew Bio-Pharm Group, Inc.
Forest and Land Use Right Valuation
Value Summary
As of October 28, 2013

RMB in Thousands	Indication	Weights	Values

Market Approach (1)	RMB 48,334	50.0%	RMB 24,167

Cost Approach (2)	RMB 46,006	50.0%	RMB 23,003

Indicated Value of the Forest Land Use Right (RMB in Thousands)			RMB 47,170

Foreign Exchange Rate between RMB and USD as of VD (3)			6.086

Indicated Value of the Forest Land Use Right (USD in Thousands)			USD 7,751

Notes:
(1) See Exhibit 3.
(2) See Exhibit 4.
(3) Based on exchange-rates.org

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Exhibit 2
Yew Bio-Pharm Group, Inc.
Forest and Land Use Right Valuation
Discount Rate
As of October 28, 2013

Assumptions

Valuation Date	10/28/2013
Risk Free Rate (1)	6.55%
Forest Asset Risk Premium (2)	1.00%
Company-Specific Risk Premium (3)	2.00%

Discount Rate (Expected Rate of Return)	9.6%

Notes
(1) Five years or longer interest rate published by Bank of China as of 10/28/2013
(2) Risks such as natural disarsters, fire risk, pest risk, etc. 1% is based on the regulation from the government.
(3) Including the operation risk, investment risk, etc.

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Exhibit 3 Yew Bio-Pharm Group, Inc. Forest and Land Use Right Valuation Market Approach As of October 28, 2013

RMB in Thousands

Comparable Transaction Description	Yew Bio-Pharm	Comparable Use Right I	Comparable Use Right II	Comparable Use Right III
Transaction Date/ Listing Date	N/A	4/27/2013	4/27/2013	9/27/2013
Land Location	Heilongjiang Province Harbin City Wuchang District	Heilongjiang Province Yichun City Wumahe District Forestry	Heilongjiang Province Yichun City Shuangfeng District	Jilin Province Tonghua City Huinan District
Forest Use Term	38	43	43	45
Use Term End Date	11/7/2051	11/15/2056	9/28/2056	2058
Land Type	Forest Land	Forest Land	Forest Land	Forest Land
Tree Type	Business Timber Forest	Business Timber Forest	Business Timber Forest	Business Timber Forest
	萌柞,椴(糠),水,胡,榆	2落2云2黑2柞1榆1白	2水2杨1枫1椴1榆1色1黄1胡	落叶松,樟子松,红松,云杉,柞树,桦树,水曲柳
Average Selling Price of each composition of species for building materials (1)	1000	987.5	894	968
Age Group (2)	Mixed (age between 28-63) Middle-Age to Mature	Around 20 Years Youth	Around 30 Years Middle-Age	Around 25 Years Middle-Age to Youth
Average Height (meter)	16	13	16	15
Average Diameter at Breast Height (cm)	22	13	18	17
Area Size (hectare)	171	192.6	112.9	73.3
Forest Stock Volume (cubic meter)	23,480	10,303	11,353	N/A
Sales Price (in RMB)	N/A	RMB 7,350	RMB 9,080	RMB 5,000

Adjustment Factors		Comparable Use Right I	Comparable Use Right II	Comparable Use Right III
Forest Use Term		0.9x	0.9x	0.8x
Average Selling Price of each composition of species for building materials (1)		1.0x	1.1x	1.0x
Age Group (2)		2.0x	1.3x	1.6x
Area Size (hectare)		0.9x	1.5x	2.3x
Forest Stock Volume (cubic meter)		2.3x	2.1x	2.0x
Chinese Herbal Medicines Adjustment
Factor (3)		1.5x	1.5x	1.5x
Total Adjusted Factor		5.4x	6.2x	9.8x
Adjusted Sales Price		RMB 39,926	RMB 56,232	RMB 48,843

Concluded Sales Price - Market Approach	RMB 48,334

Notes:
(1) The average sales price of all species for building materials based on the price chart provided by Management.
(2) The mature trees can be merchandized sooner than the younger trees. In order to quantify the time value of interest and mantainance cost saved during the additional growth period, we compute the adjustment factor based on the various ages on each group.
(3) Based on the profit that can be made from the sales of the Chinese Herbal Medicines materials per unit in addition to the profit of building materials.

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Exhibit 4
Yew Bio-Pharm Group, Inc.
Forest and Land Use Right Valuation
Discount Rate
As of October 28, 2013

RMB in Thousands

Assumptions

Original purchase date (1)		2001
Valuation Date		10/28/2013
Estimated investment per year (2)		RMB 833

Investment Period		12/31/2001	12/31/2002	12/31/2003	12/31/2004	12/31/2005	12/31/2006	12/31/2007	12/31/2008	12/31/2009	12/31/2010	12/31/2011	12/30/2012

Payment of Purchase Price (1)		RMB 3,600			RMB 3,200		RMB 5,113
Estimated investment per year (2)		RMB 833	RMB 833	RMB 833	RMB 833	RMB 833	RMB 833	RMB 833	RMB 833	RMB 833	RMB 833	RMB 833	RMB 833
Period to valuation date		11.83	10.83	9.83	8.83	7.83	6.83	5.83	4.83	3.83	2.83	1.83	0.83
Expected rate of return (3)	9.6%
Current value of historical cost (4)		RMB 13,045	RMB 2,238	RMB 2,043	RMB 9,027	RMB 1,703	RMB 11,090	RMB 1,419	RMB 1,295	RMB 1,182	RMB 1,079	RMB 985	RMB 899
Total Replacement Cost as of VD		RMB 46,006

Notes:
(1) Provided by Management.
(2) Per Management, the annual investment to grow trees, plant new trees, maintain the forest land is RMB 833,000 each year.
(3) See Exhibit 2.
(4) Current value of previous investment based on the concluded expected annual return.

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